Exhibit 4.2

EXECUTION VERSION

SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

This Sixth Amendment dated as of June 8, 2026 (this “Sixth Amendment”) to the Second Amended and Restated Note Purchase and Private Shelf Agreement dated as of August 6, 2019, as amended by the First Amendment dated as of January 31, 2020, Second Amendment dated as of May 19, 2020, Third Amendment dated as of May 18, 2021, Fourth Amendment dated as of November 21, 2022 and Fifth Amendment dated as of July 10, 2025 (as amended, the “Note Agreement”) is between Modine Manufacturing Company, a Wisconsin corporation (the “Company”), PGIM, Inc. (“Prudential”) and each holder of the Series A Notes, the Series B Notes and the Series C Notes (collectively, the “Noteholders”).

RECITALS:

A.The Company, Prudential and the Noteholders are parties to the Note Agreement pursuant to which the Notes (as defined therein) are outstanding.
B.The Company has requested, among other things, that Prudential and the Noteholders agree to certain amendments to the Note Agreement, as set forth below.
C.Subject to the terms and conditions set forth herein, the Noteholders are willing to amend the Note Agreement in the respects, but only in the respects, set forth in this Sixth Amendment.
D.Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement, as amended hereby, unless herein defined or the context shall otherwise require.
E.All requirements of law have been fully complied with and all other acts and things necessary to make this Sixth Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.AMENDMENTS.

Effective as of the Effective Date (as defined in Section 3 hereof), the Company and the Noteholders agree that the Note Agreement is amended as follows:

1.1Section 9.12 of the Note Agreement is hereby amended and restated in its entirety as follows:

AFSDOCS:305885251.3

Section 9.12Prepayment with Net Proceeds.

(a)In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of any Prepayment Event (other than in respect of any Prepayment Event described in clause (d) of the definition of the term “Prepayment Event”), the Company will, and will cause each of its Subsidiaries to, within five Business Days after such Net Proceeds are received, prepay the Term Loans pursuant to Section 2.11(f) of the Credit Agreement in an aggregate amount equal to 100% of such Net Proceeds provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Company or its relevant Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to acquire, replace, rebuild, maintain, develop, construct, improve, upgrade or repair real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Company and/or its Subsidiaries, to make Permitted Acquisitions and/or other permitted Investments (excluding cash and Cash Equivalent Investments and Investments in the Company and its Subsidiaries), to reimburse the cost of any of the foregoing and/or, in the case of any Net Proceeds received by a Foreign Subsidiary, to make a repayment under any local credit facility constituting Debt for borrowed money, and no Default or Event of Default has occurred and is continuing, then no prepayment of such Term Loans shall be required in respect of the Net Proceeds; provided further that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365 day period the Company or one or more Subsidiaries shall have entered into an agreement with an unaffiliated third party to acquire such assets with such Net Proceeds), at which time the Company shall prepay the Term Loans in an amount equal to the Net Proceeds that have not been so applied; provided further that, no such prepayment shall be required as to a Prepayment Event unless the sum of the Net Proceeds received in respect of such Prepayment Event, plus the sum of Net Proceeds received in respect of other Prepayment Events during the same Fiscal Year, in each case excluding Net Proceeds not subject to prepayment as a result of the foregoing re-investment exception and excluding any Prepayment Event described in clause (d) of the definition of the term “Prepayment Event”, exceeds $10,000,000.  Notwithstanding the foregoing, no such prepayment of the Term Loans shall be required to the extent waived in accordance with the Credit Agreement.
(b)In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of any Prepayment Event described in clause (d) of the definition of the term “Prepayment Event”, the Company shall, within five (5) Business Days after such Net Proceeds are received, use 100% of such Net Proceeds to prepay the Loans as follows:  (i) first, prepay all, a portion or none of the outstanding Revolving Loans at such time, with the determination of the amount of Revolving Loans, if any, to be prepaid to be determined by the Company in its sole discretion, and (ii) second, to the extent that any of such Net Proceeds remain after the application (if any) of such Net

Proceeds to the prepayment described in the immediately preceding clause (i) (such remaining Net Proceeds, the “Remaining Net Proceeds”), use 100% of the Remaining Net Proceeds to prepay the Term Loans as follows:  (x) if no Event of Default has occurred and is continuing at such time, each such mandatory prepayment under this clause (ii) shall be applied ratably to the Term Loans based on the aggregate principal amount of outstanding Term Loans at such time and in such order of application as directed by the Company and (y) if an Event of Default has occurred and is continuing at such time, each such mandatory prepayment under this clause (ii) shall be applied ratably to the Term Loans based on the aggregate principal amount of outstanding Term Loans at such time and in the inverse order of maturity.
(c)Notwithstanding any other provisions of this Section 9.12 to the contrary, (i) to the extent that any or all of the Net Proceeds of any Prepayment Event by a Foreign Subsidiary that would be subject to Section 9.12(a) (a “Foreign Subsidiary Asset Sale Recovery Event”) are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected will not be required to be paid by the Company in respect of the Term Loans at the times provided in Section 9.12(a) so long as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds would be permitted under the applicable local law, the Company will promptly (and in any event not later than five Business Days after the date that such repatriation would be permitted under applicable local law) prepay the Term Loans in an amount equal to such Net Proceeds, which amount shall be applied to the prepayment of the Term Loans pursuant to Section 2.11 of the Credit Agreement or (ii) to the extent that the Company has determined in good faith that repatriation of any of or all Net Proceeds from such Foreign Subsidiary Asset Sale Recovery Event could reasonably be expected to result in a material adverse tax consequence to the Company or its Subsidiaries with respect to such Net Proceeds, the Company shall have no obligation to prepay an amount equal to such Net Proceeds so affected until such time that such amounts could be repatriated without incurring such material adverse tax consequence, and once any of such affected Net Proceeds is able to be repatriated to the United States without such material adverse tax consequence, the Company will promptly (and in any event not later than five Business Days after such repatriation would cease to incur such material adverse tax consequence) prepay the Term Loans in an amount equal to such Net Proceeds, which amount shall be applied to the prepayment of the Term Loans pursuant to Section 2.11 of the Credit Agreement.  Nothing in this Section 9.12 shall be construed as a covenant by any Foreign Subsidiary to distribute any amounts to the Company or any Subsidiary Guarantor or a covenant by the Company or any Subsidiary Guarantor to cause any Foreign Subsidiary to distribute any amounts to the Company or any Subsidiary Guarantor (it being understood that this Section 9.12 requires only that the Company prepay the Term Loans in certain amounts calculated by reference to certain Foreign Subsidiary Asset Sale Recovery Events).
1.3Section 10.6(cc) of the Note Agreement is hereby amended and restated in its entirety to read as follows:

(cc)the separation, disposition, and spin-off (and all related contributions, assignments, transfers, conveyances, and deliveries) of the “SpinCo Assets” and the “SpinCo Liabilities” (in each case as defined in that certain Separation Agreement, dated as of January 29, 2026, that constituted Exhibit 2.1 to the Company’s Form 8-K filing on January 29, 2026), including any transactions in anticipation of, or related to, such separation, disposition and spin-off (and all related contributions, assignments, transfers, conveyances and deliveries) solely among the Company, its Subsidiaries and the PT Escrow Subsidiary that are reasonably necessary to effectuate the foregoing (the “PT Transaction”).

1.4Section 10.7 of the Note Agreement is hereby amended by (i) amending clause (l) to remove “and” at the end thereof, (ii) renumbering clause (m) to be clause (n) and (iii) inserting a new clause (m) to read as follows:

(m)transactions solely among the Company, its Subsidiaries and the PT Escrow Subsidiary that are reasonably necessary to effectuate the PT Transaction; and

1.5Section 10.10 of the Note Agreement is hereby amended by (i) amending clause (g) to remove the period at the end thereof and insert “; and” in lieu thereof and (ii) inserting a new clause (h) to read as follows:

(h) any Restricted Payment constituting a component of the PT Transaction.

1.6Section 10.12 of the Note Agreement is hereby amended by (i) amending clause (x) to remove “and” at the end thereof, (ii) amending clause (y) to remove the period at the end thereof and insert “; and” in lieu thereof and (iii) inserting a new clause (z) to read as follows:

(z) any Investment constituting a component of the PT Transaction.

1.7Section 22.10(d) of the Note Agreement is hereby amended and restated in its entirety as follows:
(a)Subject to the terms of the Intercreditor Agreement, upon any sale or disposition by any Bank Borrower or Subsidiary Guarantor (other than to any Bank Borrower or Subsidiary Guarantor) of any Collateral in a transaction permitted under this Agreement (including by virtue of any merger or consolidation permitted under this Agreement and/or by virtue of the consummation of the PT Transaction in accordance with this Agreement) the security interests in such Collateral created by the Collateral Documents shall be automatically released.  In connection with any such termination or release pursuant to this Section, the holders of the Notes shall execute and deliver to the applicable Bank Borrower or

Subsidiary Guarantor, at such Bank Borrower’s or Subsidiary Guarantor’s expense, all documents that such Bank Borrower or Subsidiary Guarantor shall reasonably request to evidence such termination or release; provided, however, that (i) the holders of the Notes shall not be required to execute any such document on terms which, in any holder’s reasonable opinion, would expose such holder to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of such sale or disposition, all of which shall continue to constitute part of the Collateral.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the holders of the Notes.
1.8Schedule B to the Note Agreement is hereby amended by adding, or amending and restating, as applicable, the following definitions:

“Loans” is defined in the Credit Agreement.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Company or any Subsidiary pursuant to Section 10.6(i) resulting in Net Proceeds equal to or greater than $10,000,000;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $10,000,000;

(c) the incurrence by the Company or any Subsidiary of any Debt, other than Debt permitted under Section 10.2 or permitted by the Required Holders pursuant to Section 17.1; or

(d)the consummation by the Company and any of its Subsidiaries of the PT Transaction.

“PT Escrow Subsidiary” means a Subsidiary created directly or indirectly by the Company for the purpose of issuing or incurring Debt, the proceeds of which shall be deposited and held in escrow pursuant to customary escrow arrangements pending their use to finance the dividend to be paid by such Subsidiary to the Company in connection with the PT Transaction and applied as contemplated by Section 9.12(b) of this Agreement (the “PT Indebtedness”).  Until the PT Specified Time, the PT Escrow Subsidiary shall be deemed not to be a Subsidiary for any purpose of this Agreement and the other Transaction Documents; provided that (a) the PT Escrow Subsidiary shall be identified to the holders of Notes promptly following its formation (and in any event prior to its incurrence of any Debt) and

(b) as of and after the PT Specified Time, the PT Escrow Subsidiary shall be a Subsidiary for all purposes of this Agreement and the other Transaction Documents at such time if and only if the PT Escrow Subsidiary qualifies as a Subsidiary of the Company pursuant to the first sentence of the definition of “Subsidiary” at such time (it being understood and agreed that, so long as on the same date (so long as such date is on or prior to June 30, 2027) as the proceeds of the PT Indebtedness (as such term is defined in the definition of “PT Escrow Subsidiary”) have been released from escrow in accordance with the applicable escrow arrangements, 100% of the common stock of the PT Escrow Subsidiary is distributed to the Company’s shareholders, the PT Escrow Subsidiary shall not constitute a “Subsidiary” for purposes of this Agreement or any other Transaction Document).

“PT Specified Time” means the earliest of (i) such time as the proceeds of the PT Indebtedness (as such term is defined in the definition of “PT Escrow Subsidiary”) have been released from escrow in accordance with the applicable escrow arrangements, (ii) the abandonment of the PT Transaction by the Company or any of its Affiliates or the termination of the PT Transaction and (iii) 11:59 p.m., New York City time, on June 30, 2027.

“PT Transaction” is defined in Section 10.6(cc).

“Revolving Loans” is defined in the Credit Agreement.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.  It is understood and agreed, for the avoidance of doubt, that the PT Escrow Subsidiary shall not be a Subsidiary for purposes of this Agreement or any other Transaction Document, except to the extent contemplated by the definition of “PT Escrow Subsidiary”.

“Term Loans” is defined in the Credit Agreement.

SECTION 2.REPRESENTATIONS AND WARRANTIES.
2.2To induce Prudential and the Noteholders to execute and deliver this Sixth Amendment (which representations shall survive the execution and delivery of this Sixth Amendment), the Company and each Subsidiary Guarantor represents and warrants to the Noteholders that:
(a)this Sixth Amendment has been duly authorized, executed and delivered by it and this Sixth Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws and equitable principles relating to or limiting creditors’ rights generally;

(b)the Note Agreement, as amended by this Sixth Amendment, constitutes the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws and equitable principles relating to or limiting creditors’ rights generally;
(c)the execution, delivery and performance by the Company of this Sixth Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation applicable to the Company or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other Material agreement or instrument to which it is a party or by which its properties or assets are or may be bound or affected, including without limitation the Credit Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under, or require any consent or approval under, any indenture, deed of trust, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);
(d)upon giving effect to the amendments to the Note Agreement contained in this Sixth Amendment, all the representations and warranties contained in Section 5 of the Note Agreement and in the other Transaction Documents are true and correct in all material respects with the same force and effect as if made by the Company and the Subsidiary Guarantors on and as of the date hereof; provided that, notwithstanding any provision of this Sixth Amendment or the Note Agreement to the contrary, in lieu of making the representation and warranty set forth in the last sentence of Section 5.3 of the Note Agreement as a condition to the occurrence of the Sixth Amendment Effective Date, the Company and each Subsidiary Guarantor represents and warrants to the Noteholders that, since March 31, 2026, there has been no change in the financial condition, operations, business or properties of the Company and its Subsidiaries, taken as a whole, that individually or in the aggregate has had a Material Adverse Effect; and
(e)upon giving effect to the amendments to the Note Agreement contained in this Sixth Amendment, no Default or Event of Default shall be in existence.
SECTION 3.CONDITIONS TO EFFECTIVENESS.

This Sixth Amendment shall not become effective until, and shall become effective on the date (the “Effective Date”) when, each and every one of the following conditions shall have been satisfied:

(a)Executed counterparts of this Sixth Amendment, duly executed by the Company, the Subsidiary Guarantors, Prudential and the Noteholders, shall have been delivered to Prudential and the Noteholders;

(b)The Noteholders shall have received a fully-executed copy of Amendment No. 2 to the Credit Agreement;
(c)Each Subsidiary required under the Note Agreement to be a party to the Subsidiary Guaranty as of the Effective Date shall have executed and delivered the Subsidiary Guaranty, or a joinder thereto, in form and substance reasonably satisfactory to the Required Holders, and the Subsidiary Guaranty shall be in full force and effect with respect to such Subsidiary, and such Subsidiary shall have complied with all other applicable provisions of Section 9.8 of the Note Agreement;
(d)The representations and warranties of the Company and each Subsidiary Guarantor in this Sixth Amendment and in each of the other Transaction Documents to which it is a party shall be correct when made and on the Effective Date (subject to the proviso to Section 2.1(d) of this Sixth Amendment); and
(e)All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to the Noteholders, and the Noteholders shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
SECTION 4.EXPENSES.

The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by any Noteholder, all reasonable and documented out-of-pocket costs and expenses, including reasonable, documented and invoiced attorneys’ fees and expenses of one special counsel for each of the Noteholders, incurred by any Noteholder in connection with this Sixth Amendment or the transactions contemplated hereby, in enforcing any rights under this Sixth Amendment, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Sixth Amendment or the transactions contemplated hereby.  The obligations of the Company under this Section 4 shall survive transfer by any Noteholder of any Note and payment of any Note.

SECTION 5.REAFFIRMATION.

Each Subsidiary Guarantor hereby consents to the terms and conditions of this Sixth Amendment, including without limitation all covenants, representations and warranties, releases, indemnifications, and all other terms and provisions hereof, and the consummation of the transactions contemplated hereby, and acknowledges that its Guaranty under the Subsidiary Guaranty and its obligations under all other Transaction Documents to which it is a party remain in full force and effect and are hereby ratified and confirmed in all respects.

SECTION 6.MISCELLANEOUS.
6.1This Sixth Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this Sixth Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.  The Company and the Subsidiary Guarantors acknowledge and agree that no holder is under any duty or obligation of any kind or nature whatsoever to grant the Company any additional amendments or waivers of any type, whether or not under similar circumstances, and no course of dealing or course of performance shall be deemed to have occurred as a result of the amendments herein.
6.2Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Sixth Amendment may refer to the Note Agreement without making specific reference to this Sixth Amendment but nevertheless all such references shall include this Sixth Amendment unless the context otherwise requires.
6.3The descriptive headings of the various Sections or parts of this Sixth Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
6.4This Sixth Amendment shall be governed by and construed in accordance with New York law.
6.5The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Sixth Amendment may be executed in any number of counterparts and by electronic means, each executed counterpart constituting an original, but all together only one agreement.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Sixth Amendment as of the date first written above.

MODINE MANUFACTURING COMPANYBy:/s/ Michael B. LucareliName: Michael B. LucareliTitle: Executive Vice President, Chief Financial Officer

MODINE CIS HOLDING INC.

By:/s/ Kathleen T. Powers
Name:Kathleen T. Powers
Title:Treasurer

MODINE GRENADA LLC

By:/s/ Isioma Nwabuzor
Name: Isioma Nwabuzor
Title:Secretary

[Sixth Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement]

ACCEPTED AND AGREED TO:

PGIM, INC.

By:/s/ Jessica Witt
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

PRUCO LIFE INSURANCE COMPANY

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc. (as Investment Manager)

By: /s/ Jessica Witt
Vice President

PRUDENTIAL ARIZONA REINSURANCE CAPTIVE COMPANY, as Successor by Merger to Prudential Term Reinsurance Company

By: PGIM Inc. (as Investment Manager)

By:__ /s/ Jessica Witt__________________
Vice President

PAR U HARTFORD LIFE & ANNUITY COMFORT TRUST

By: Prudential Arizona Reinsurance Universal Company (as grantor)

By: PGIM, Inc. (as Investment Manager)

By:___ /s/ Jessica Witt___________________
Vice President

[Sixth Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement]

THE GIBRALTAR LIFE INSURANCE CO., LTD.

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By: PGIM Japan Co., Ltd. (as Investment Manager)

By: PGIM, Inc. (as Sub-Adviser)

By:___/s/ Jessica Witt_______________
Vice President

FORTITUDE LIFE INSURANCE & ANNUITY COMPANY, F/K/A PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By: The Prudential Insurance Company of America (as administrator)

By: PGIM, Inc. (as Investment Manager)

By:__ /s/ Jessica Witt_________________
 Vice President

[Sixth Amendment to Second Amended and Restated Note Purchase and Private Shelf Agreement]